Exhibit 99.1

Strayer Education, Inc. Reports Third Quarter Revenues and Earnings; and Fall Term 2016 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--October 26, 2016--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the period ended September 30, 2016. Financial highlights are as follows:

Three Months Ended September 30

  Revenues for the three months ended September 30, 2016 increased 3% to $102.2 million, compared to $99.1 million for the same period in 2015, principally due to increased enrollment, partly offset by lower revenue per student.
  Income from operations was $4.8 million for the three months ended September 30, 2016 compared to $7.3 million for the same period in 2015, a decrease of 33%. Income from operations in the third quarter of 2016 and 2015 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $4.6 million and $6.9 million for the third quarter of 2016 and 2015, respectively. Operating margin was 4.7% for the third quarter compared to 7.3% as reported for the same period in 2015, or 4.5% for the third quarter of 2016 compared to 6.9% for the same period in 2015, when excluding the non-cash adjustments.
  Net income was $2.9 million for the third quarter of 2016 compared to $3.7 million for the same period in 2015, a decrease of 23%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, net income was $2.7 million for the third quarter, compared to $3.5 million for the same period in 2015.
  Diluted earnings per share was $0.27, compared to $0.35 for the same period in 2015, a decrease of 23%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, diluted earnings per share was $0.25 for the third quarter compared to $0.32 for the same period in 2015. Diluted weighted average shares outstanding increased 1% to 10,828,000 from 10,736,000 for the same period in 2015.

Nine Months Ended September 30

  Revenues for the nine months ended September 30, 2016 increased to $321.8 million, compared to $320.8 million for the same period in 2015, principally due to increased enrollment offset by lower revenue per student.
  Income from operations was $37.8 million compared to $48.0 million for the same period in 2015, a decrease of 21%. Income from operations in the nine months ended September 30, 2016 and 2015 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $35.9 million and $47.6 million for the nine months ended 2016 and 2015, respectively. Operating income margin was 11.8% compared to 15.0% for the same period in 2015, or 11.1% compared to 14.8% for the same period in 2015, when excluding the non-cash adjustments.
  Net income was $23.1 million compared to $27.0 million for the same period in 2015, a decrease of 14%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, net income for the nine months ended September 30, 2016 was $21.9 million, compared to $26.7 million for the same period in 2015.
  Diluted earnings per share was $2.14 compared to $2.52 for the same period in 2015, a decrease of 15%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, diluted earnings per share was $2.03 compared to $2.49 for the same period in 2015. Diluted weighted average shares outstanding increased 1% to 10,803,000 from 10,726,000 for the same period in 2015.

Balance Sheet and Cash Flow

At September 30, 2016, the Company had cash and cash equivalents of $120.5 million. The Company generated $30.1 million in cash from operating activities in the first nine months of 2016 compared to $54.5 million during the same period in 2015. Capital expenditures were $7.5 million for the nine months ended September 30, 2016 compared to $9.6 million for the same period in 2015.

The Company had $70.0 million of share repurchase authorization remaining at September 30, 2016. No shares were repurchased in the third quarter of 2016.

For the third quarter of 2016, bad debt expense as a percentage of revenues was 3.8%, compared to 2.3% for the same period in 2015.

Student Enrollment

Total enrollments at Strayer University for the fall term 2016 increased 6% to 45,509 students compared to 42,975 students for the fall term 2015. New student enrollments increased by 13%, and continuing student enrollments increased by 4%.

Jack Welch Management Institute Ranked 22nd by Princeton Review

On September 20, 2016, the Jack Welch Management Institute (JWMI) was ranked 22nd in the Princeton Review Top 25 Online MBA Programs for 2017 for its excellence in five areas of selection criteria: academics, selectivity, faculty, technical platforms, and career outcomes. The list is based on both surveys of administrators and currently enrolled students. The Princeton Review chose the schools for the list based on its surveys in 2016 of 90 institutions offering online MBAs and of about 3,800 students enrolled in the online MBAs, plus graduates of the online programs. Data points were weighted in more than 60 unique fields to tally the final list. This was the program’s first year under consideration.

Election of Director

On October 25, 2016, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of the Company unanimously voted to elect Nathaniel Fick to serve as a Director of the Company and as a member of the Audit Committee. Mr. Fick is the Chief Executive Officer of Endgame, a technology firm focusing on cybersecurity. He previously served as a Captain in the United States Marine Corps leading infantry and reconnaissance units in combat in Afghanistan and Iraq. His book about that experience, “One Bullet Away,” was a New York Times bestseller, a Washington Post “Best Book of the Year,” and one of the Military Times’ “Best Military Books of the Decade.” Mr. Fick is a graduate of Dartmouth College, the Harvard Kennedy School, and the Harvard Business School, and serves as a Trustee of Dartmouth College.

Common Stock and Common Stock Equivalents

At September 30, 2016, the Company had 11,093,958 common shares issued and outstanding, including 477,569 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding, and 100,000 vested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its third quarter 2016 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University and the New York Code and Design Academy. For more information on Strayer Education, Inc. visit www.strayereducation.com.

About Strayer University

Founded in 1892, Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, nursing, public administration, and criminal justice, to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers an executive MBA online and corporate training program through its Jack Welch Management Institute. Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104. (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer University visit www.strayer.edu.

About New York Code and Design Academy

New York Code and Design Academy (NYCDA) is a New York City-based provider of non-degree web and mobile app development courses. NYCDA courses are delivered primarily on-ground to students seeking to further their career in software application development. NYCDA does not participate in the Federal Title IV lending program.

For more information on NYCDA visit www.nycda.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. The statements are based on the Company's current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company's continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company's ability to implement its growth strategy, risks associated with the ability of the University's students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2016	2015	2016
Revenues	$99,142	$102,156	$320,777	$321,809
Costs and expenses:
Instruction and educational support	55,281	56,295	174,223	176,175
Marketing	21,593	25,388	52,944	61,434
Admissions advisory	4,089	4,691	12,144	13,171
General and administration	10,925	10,952	33,424	33,211
Total costs and expenses	91,888	97,326	272,735	283,991
Income from operations	7,254	4,830	48,042	37,818
Investment income	44	115	222	327
Interest expense	1,144	161	3,689	481
Income before income taxes	6,154	4,784	44,575	37,664
Provision for income taxes	2,431	1,906	17,593	14,580
Net income	$3,723	$2,878	$26,982	$23,084

Earnings per share:
Basic	$0.35	$0.27	$2.55	$2.18
Diluted	$0.35	$0.27	$2.52	$2.14

Weighted average shares outstanding:
Basic	10,593	10,616	10,586	10,608
Diluted	10,736	10,828	10,726	10,803

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	September 30,
	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$106,889	$120,502
Tuition receivable, net	18,519	18,925
Income taxes receivable	—	2,437
Other current assets	6,944	10,838
Total current assets	132,352	152,702
Property and equipment, net	77,139	71,725
Deferred income taxes	26,449	27,894
Goodwill	6,800	20,793
Other assets	5,694	13,390
Total assets	$248,434	$286,504

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$42,253	$44,818
Income taxes payable	2,684	—
Deferred revenue	12,373	16,633
Other current liabilities	281	203
Total current liabilities	57,591	61,654
Other long-term liabilities	47,987	51,631
Total liabilities	105,578	113,285
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 11,027,177 and 11,093,958 shares issued and outstanding at December 31, 2015 and September 30, 2016, respectively	110	111
Additional paid-in capital	24,738	32,016
Retained earnings	118,008	141,092
Total stockholders’ equity	142,856	173,219
Total liabilities and stockholders’ equity	$248,434	$286,504

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended September 30,
	2015	2016
Cash flows from operating activities:
Net income	$26,982	$23,084
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(210)	(211)
Amortization of deferred rent	(417)	(919)
Amortization of deferred financing costs	1,163	197
Depreciation and amortization	13,711	13,276
Deferred income taxes	(3,358)	(5,543)
Stock-based compensation	7,576	7,330
Changes in assets and liabilities:
Tuition receivable, net	(435)	425
Other current assets	1,402	(3,895)
Other assets	2	(2,264)
Accounts payable and accrued expenses	1,023	2,825
Income taxes payable and income taxes receivable	205	(4,854)
Deferred revenue	8,126	5,940
Other long-term liabilities	(1,299)	(5,284)
Net cash provided by operating activities	54,471	30,107

Cash flows from investing activities:
Purchases of property and equipment	(9,587)	(7,501)
Cash used in acquisition, net of cash acquired	—	(7,635)
Net cash used in investing activities	(9,587)	(15,136)

Cash flows from financing activities:
Payments on term loan	(118,750)	—
Payment of deferred financing costs	(850)	—
Payment of contingent consideration	(650)	(1,358)
Net cash used in financing activities	(120,250)	(1,358)
Net (decrease) increase in cash and cash equivalents	(75,366)	13,613
Cash and cash equivalents - beginning of period	162,283	106,889
Cash and cash equivalents - end of period	$86,917	$120,502

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$633	$112
Contingent consideration recorded in connection with an acquisition	$—	$8,000

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and
Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu